Exhibit 99.1

Contacts:    Financial Inquiries:                  Media Inquiries:
                  Mark B. Conan                        Robert S. (Bob) Hess
                  Crown Pacific                        Crown Pacific
                  (503) 274-2300                       (503) 274-2300


CROWN PACIFIC COMPLETES PUBLIC OFFERING OF 2.56 MILLION COMMON UNITS


Portland, Ore. Dec. 8, 1998 Crown Pacific Partners, L.P. (NYSE: CRO) today announced it has completed an equity offering of 2,562,443 common units at $21.25 per unit. Included in the offering were 312,443 common units purchased by general partners Fremont Investors, Inc. and Peter W. Stott, President and CEO of Crown Pacific

The net proceeds of the offering will be used to repay the company's revolving acquisition line of credit. Excess proceeds will be used for general business purposes, including repayment of other indebtedness, future acquisitions, capital expenditures or working capital.

PaineWebber   Incorporated   and  Salomon  Smith  Barney  Inc.  were  the  joint
book-running managers of this equity offering.

According to Mr. Stott, "This public offering positions Crown Pacific for continued growth through acquisitions by freeing up our $150 million acquisition line of credit." Stott added, "Over the past decade, we have completed more than $1.2 billion of acquisitions that have facilitated our strong growth and profitability. We look forward to maximizing the value of the investment made by these new and current unitholders."

Crown  Pacific  now  has  24,103,632  common  units  outstanding,   compared  to
21,541,189 common units before the transaction. Crown Pacific also has 5,773,088 subordinated units outstanding.

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Crown Pacific p. 2


A copy of the prospectus may be obtained from PaineWebber Incorporated or from Salomon Smith Barney Inc.

Forward-Looking Statements

Information contained in this release includes forward-looking statements including statements regarding the company's intentions or strategies regarding the future that are not purely historical. Crown Pacific Partners, L.P.'s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations, as well as the substantial capital expenditures required to supply its operations.

Additional factors that could affect future performance include environmental risks, operating risks normally associated with the timber industry, competition, government regulation, economic changes in the regions where the company's products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the increase in the value of the U.S. dollar against foreign currencies, and the ability of the Partnership to implement its business strategy. These and other risks are described in the Partnership's registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from the company or the United States Securities and Exchange Commission.

Crown Pacific Partners, L.P. is a leading integrated forest products company with extensive timber holdings and conversion facilities located in Oregon, Washington, Idaho and Montana, and marketing and sales offices located in Oregon, Arizona, Utah and California. Additional information and news releases may be obtained from Crown Pacific's Internet page at HYPERLINK http://www.crownpacificpartners.com www.crownpacificpartners.com or by calling the partnership directly at (888) NYSE CRO (697-3276).

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